Exhibit 10.21
EXECUTIVE RETIREMENT AGREEMENT, GENERAL WAIVER AND RELEASE
This Executive Retirement Agreement, General Waiver and Release (“Agreement”) is between John M. Steitz, on behalf of himself and his agents, representatives, assignees, heirs, executors, beneficiaries, and trustees (collectively “Executive”), and Tredegar Corporation, on behalf of itself, its divisions, parents, subsidiaries, affiliates, and each of their predecessors, successors, related entities, directors, officers, fiduciaries, employees, agents, attorneys and representatives (collectively “Employer”). In consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:
1.    Retirement; Resignation of Officer and Director Positions; Retirement Benefits. Executive was previously employed as the President and CEO of Employer, and by virtue of that role, Executive was also a member of Employer’s Board of Directors. Executive retired from Employer, resigned from the Tredegar Corporation Board of Directors, and further resigned from any officer or director positions Executive held with any Tredegar Corporation subsidiary on December 31, 2025 (“Retirement Date”). Executive received Executive’s normal compensation through the Retirement Date, and Executive’s benefits terminated in accordance with the applicable policies and summary plan descriptions. In complete settlement of any and all claims that Executive may have against Employer and other covenants and promises contained herein:
(A) Restricted Stock Awards. Employer agrees that the following outstanding restricted stock awards (“Restricted Stock”) shall vest to the same extent and on the same date, that such Restricted Stock would have vested if Executive had remained employed through and including the 2026 vesting date, notwithstanding that Executive’s Retirement Date precedes the 2026 vesting date:

Original Award Date	Number of Shares	Vesting Date
May 11, 2023	75,000 (as amended)	May 11, 2026
Any remaining restricted stock, performance unit, and phantom unit awards will be forfeited.
(B) Release of Non-Compete. Employer agrees to release Executive from certain restrictive covenants. Executive and Employer entered into an Employee Non-Compete Agreement (“NCA”), for the benefit of Employer and its affiliates, a copy of which is attached hereto as Exhibit A for Executive’s convenience. Employer agrees to release Executive from paragraphs 2 (Non-Competition Covenant) and 6 of the NCA as of the Retirement Date, and as a result such paragraphs shall not be enforceable by Employer with respect to any acts by Executive taken after the Retirement Date. All other covenants in the NCA remain in full force and effect.
Executive acknowledges that the Restricted Stock and Release of the NCA described in this Section 1 (collectively, “Retirement Benefits”) constitutes valid and sufficient consideration for the promises contained in the Agreement and that Employer was not otherwise obligated to provide Executive such benefit. Executive hereby agrees that the performances described in Section 1 are all that Executive shall be entitled to receive from Employer, except (i) accrued, unused vacation time, if any, which will be paid pursuant to the Employer’s policy; (ii) vested qualified retirement benefits or equity awards, if any, to which Executive may be entitled under

Exhibit 10.21
Employer’s ERISA plans or equity plans; and (iii) the right to continuation in Employer’s group health insurance plans as provided by COBRA, if applicable.
2.    Executive Misconduct Resulting in Cessation of Retirement Benefits. Executive agrees that any conduct occurring after the Retirement Date that materially harms the reputation, business interests, or legal standing of Employer or any of its affiliates shall constitute misconduct. Such conduct includes, but is not limited to: (a) any act of violence or threatening behavior by Executive towards employees, vendors, or customers of Employer; (b) destruction of property belonging to Employer or its employees, vendors or customers; (c) publication of any materially false or disparaging information concerning Employer or its employees, vendors, customers or business practices that damages the reputation of the aggrieved party; or (d) intentional disclosure or misuse of Employer’s trade secrets or confidential information in violation of any continuing obligations identified herein.
In the event such misconduct occurs, Employer shall be entitled to (i) cease any remaining Retirement Benefits not yet vested; or (ii) seek all appropriate legal and equitable relief as a consequence of Executive’s misconduct, as well as any and all damages, expenses, attorneys’ fees, and costs that Employer incurs as a result of such misconduct.
3.    General Release. Executive hereby waives, releases and forever discharges Employer from any and all KNOWN OR UNKNOWN actions, causes of action, claims or liabilities of any kind (“Claims”) which have been or could be asserted against Employer by reason of his employment and/or retirement from Employer or resignation from the Board arising up to and including the date Executive signs this Agreement, including but not limited to any and all Claims arising under Title VII of the Civil Rights Act of 1964, the Executive Retirement Income Security Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Program Act, the False Claims Act, the Virginia Human Rights Act, each as may be amended, and/or any and all other federal, state, local, or municipal employment discrimination statutes, regulations, executive orders and/or ordinances pertaining to employment, as well as Claims under state contract or tort law including, but not limited to, those based on allegations of wrongful discharge, breach of contract, promissory estoppel, defamation, and infliction of emotional distress.
4.    Exclusions. Excluded from the General Release in Section 3 are any claims which cannot be waived by law, including any rights Executive may have to workers’ compensation or unemployment insurance benefits, any rights with regard to vested benefits under ERISA or any rights Executive may have under this Agreement. Executive understands and acknowledges that the General Release in Section 3 does not release Executive’s right to file a charge with, or participate in, any investigation or proceeding conducted by any federal, state, or local governmental agency or entity, including the Equal Employment Opportunity Commission. Executive is waiving, however, to the fullest extent permitted by law, any right to any monetary recovery or any award of damages in connection with such a charge, investigation or proceeding.
5.    Dismissal of Claims; No Lawsuits. Additionally, because of Executive’s release and waiver of all claims, actions, causes of action and liabilities, Executive agrees and represents that he has withdrawn, dismissed and/or discontinued all complaints, grievances, charges, suits

Exhibit 10.21
and/or actions of any kind that had been initiated or conducted on behalf of him with any agencies, departments, courts, commissions, and/or other tribunals or entities of any kind against Employer. Executive promises never to file a lawsuit asserting any claims that are released in Section 3. In the event Executive breaches this Section 5, Executive shall pay to Employer all of its expenses incurred as a result of such breach, including, but not limited to, reasonable attorneys’ fees, expenses, and costs.
6.    Confidentiality. Executive agrees that the terms of this Agreement, the discussions that led to its creation and execution, and any claims, allegations, and disputes that are being resolved by this Agreement, are to remain strictly confidential and shall not be disclosed or communicated to any person, unless disclosure is required or protected by law or a court order. Executive may, however, disclose the terms of this Agreement to his attorney, tax advisor(s) and members of Executive’s immediate family, provided that they agree to be bound by the terms of this promise of confidentiality with Executive to be responsible for their compliance. A breach of this provision shall be considered a material breach. Executive warrants that he has not disclosed the Retirement Benefits offered hereunder, or the terms hereof up to and including the date of execution of this Agreement, except as provided in this Agreement. If Executive violates this confidentiality provision, he shall be liable to Employer for its reasonable attorneys’ fees and other litigation costs incurred in enforcing this confidentiality provision, as well as all damages available at law.
7.    Non-Disparagement. Executive shall not, whether verbally, in writing, electronically, or by any other form of communication, disparage, criticize, condemn, make false and/or harmful statement regarding, or impugn the reputation or character of, Employer or any of its officers, employees, directors, or agents. If Executive violates this non-disparagement covenant, he shall be liable to Employer for its damages, reasonable attorneys’ fees, and costs incurred in enforcing this non-disparagement covenant. Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from testifying truthfully if compelled by applicable law or legal process or reporting unlawful activity to any governmental authorities for investigation.
8.    Affiliates. The term “Employer” as used in Section 7 (Non-Disparagement), and Section 9 (Executive Secrecy Agreements) shall mean: (a) Tredegar Corporation; and (b) the affiliates of Tredegar Corporation.
9.    Executive Secrecy Agreements. Executive agrees that after his Retirement Date, he will remain bound by and will continue to comply with the terms of the confidentiality and non-compete agreements previously executed by Executive, except to the extent such terms are released in Section 1 herein. The agreements in this Section are collectively referred to herein as the “Executive Secrecy Agreements.”
Nothing in any code, agreement, manual or in any other policies, procedures or agreements of Employer shall prohibit or restrict Executive or his counsel from providing information in connection with: (a) any disclosure of information required by law or legal process; provided Executive has provided advance notice to Employer as further described below; (b) reporting possible violations of federal or state law or regulation to any governmental agency, commission or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Department of Labor, the United States Congress, any state Attorney General,

Exhibit 10.21
self-regulatory organization and/or any agency Inspector General (collectively “Government Agencies”); (c) filing a charge or complaint with Government Agencies; (d) making disclosures that are protected under the whistleblower provisions of federal or state law or regulation (collectively, the “Whistleblower Statutes”); or (e) initiating communications directly with, responding to any inquiry from, volunteering information to, testifying or otherwise participating in or assisting in any inquiry, investigation or proceeding brought by Government Agencies in connection with (b) through (d). Executive is not required to advise or seek permission from Employer before engaging in any activity set forth in (b) through (e). Further, Employer does not in any manner limit Executive’s right to receive an award from Government Agencies for information provided to Government Agencies or pursuant to the Whistleblower Statutes.
To the extent permitted by law, Executive agrees to give Employer timely and prompt written notice either personally delivered, sent by reliable overnight courier, telecopied or mailed by first class mail, return receipt requested, to Tredegar Corporation, 1100 Boulders Parkway, Richmond, VA 23225 Attention: General Counsel, Facsimile: (804) 330-1010 of the receipt of any subpoena, court order or other legal process compelling the disclosure of any information and/or documents described so as to allow Employer a reasonable opportunity to take such action as may be necessary in order to protect such information and/or documents from disclosure.
10.    Executive Acknowledgments. Executive also agrees that he (i) has been paid for all hours worked, including all wages, overtime, bonuses and incentive compensation due to him; (ii) has been paid for any and all other costs and expenses that Executive may have otherwise incurred prior to the Retirement Date, and for which he otherwise may have been eligible for reimbursement or payment by Employer as an employee; and (iii) has received all leave during his employment as required by applicable law.
11.    Non-Admissions. The terms of this Agreement are not an admission of liability or other wrongdoing by Employer, or a declaration against interest on the part of Employer, nor shall this Agreement be construed as evidence of an admission by Employer as to the merits, validity or accuracy of any allegations or claims Executive has made, or may make, as to the events arising up to and including the Retirement Date. Neither this Agreement nor anything contained within it shall be admissible in any proceeding as evidence of liability or wrongdoing on the part of Employer, and the same is specifically denied.
12.    Continuing Services; Cooperation. In consideration of the Retirement Benefits described herein, Executive agrees to cooperate fully with Employer to the extent Employer has questions concerning Executive’s former responsibilities and functions, and the transition, if any, of those responsibilities and functions within the Employer’s operations (the “Continuing Services”). Such Continuing Services may include, but not be limited to, Executive being available to speak by telephone, meeting in person, answering questions relating to documents, and providing such other information as Employer may deem necessary to affect a smooth transition upon and after the Retirement Date. For avoidance of doubt, Executive shall not receive material non-public information when providing these Continuing Services.
Executive further agrees to cooperate at the request of Employer in the defense or prosecution of any lawsuits, claims, or audits in which Employer may be or become involved which relate to matters occurring while Executive was employed by Employer and/or concerning events for which Executive has relevant information. Employer agrees to reimburse Executive

Exhibit 10.21
for any related and reasonable out-of-pocket expenses incurred as a result of any such cooperation, provided Executive obtains prior written authorization from Employer for any expenses incurred and provides Employer with receipts or other documentation substantiating such expenses as Employer may require.
13.    Non-Release of Future Claims. This Agreement does not waive or release any rights or claims which arise after the date that Executive signs this Agreement and it becomes effective. The parties agree that the decision to end Executive’s employment has been made prior to the execution of this Agreement.
14.    Indemnification. Executive shall continue to be entitled to any rights to insurance and indemnification under the Employer’s directors and officers liability insurance (“D&O Insurance”), Certificate of Incorporation, and Bylaws, as in effect before the Retirement Date, with respect to any claims relating to the period before his Retirement Date.
15.    Time to Review Agreement/Attorney Consultation. Executive acknowledges that he has been given at least seven (7) days to consider this Agreement thoroughly, which, given the circumstances of Executive’s retirement, is a reasonable amount of time, and that Executive was encouraged by this Agreement to consult with an attorney of his choice before signing this Agreement and Executive acknowledges that he has had sufficient opportunity to consult with an attorney of Executive’s choice before signing this Agreement.
Executive further understands that he may use as much of this seven (7) day period as Executive needs to review its terms prior to signing. Executive agrees that should Executive sign this Agreement sooner than seven (7) days after receiving it, Executive has done so voluntarily with the intent of waiving the remaining portion of the seven (7) day period.
16.    Additional Acknowledgments. Executive further acknowledges and agrees that:
▪Executive has read, understands and is entering into this Agreement freely and voluntarily, with full knowledge of all material facts after independent investigation, without fraud, duress, or undue influence of any kind or nature whatsoever, and with full knowledge of the significance and consequences of this Agreement and of the rights Executive is giving up;
▪Executive is receiving benefits under this Agreement in addition to what he is otherwise entitled to receive;
▪Executive has not relied on any representation or statement, written or oral, not set forth in this Agreement; and
▪This Agreement supersedes any prior agreements that Executive may have entered into with Employer or its representatives, but explicitly excludes the Executive Secrecy Agreements, except as otherwise released in Section 1 herein.
17.    Headings. The headings in this Agreement are for the convenience of Executive and Employer only and shall not limit, expand, modify, amplify, or aid in the interpretation or construction of this Agreement.
18.    Applicable Law, Entire Agreement and Severability. The parties agree that this Agreement shall be construed in accordance with the laws, including the law of conflicts, of the Commonwealth of Virginia. Furthermore, this Agreement constitutes the complete

Exhibit 10.21
understanding between Executive and Employer. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by an authorized officer of the Employer. To the extent a court of competent jurisdiction holds that any portion of this Agreement is invalid or legally unenforceable, the parties agree that the remaining portions shall not be affected and shall be given full force and effect.
19.    Counterparts. The parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.

TREDEGAR CORPORATION

/s/ John Steitz	By:	/s/ Arijit (Bapi) DasGupta
Name: John Steitz	Name:	Arijit (Bapi) DasGupta
	Title:	President and Chief Executive Officer

Date: 01/26/2026	Date:	01/29/2026